Exhibit 99.1

Contacts:	Sharon S. Wenzl
Cooper-Standard Automotive
(248) 596-6211
sswenzl@cooperstandard.com

Tom Becker
Sitrick And Company
(212) 573-6100 (Office)
(646) 335-5188 (Mobile)
tom_becker@sitrick.com

COOPER-STANDARD AUTOMOTIVE COMMENCES VOLUNTARY CHAPTER 11 CASES TO IMPLEMENT BALANCE SHEET RESTRUCTURING

•	Obtains Commitment for $175 Million in Debtor in Possession Financing in order to continue normal operations

•	Company has made significant progress in negotiations with its lenders over the terms of the restructuring plan

•	Current proposal would reduce debt to approximately $350 million upon emergence

NOVI, Mich. - August 3, 2009 - Cooper-Standard Holdings Inc., the parent company of Cooper-Standard Automotive Inc., announced today that the Company and its U.S subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in order to facilitate a balance sheet restructuring. The petitions were filed in the U.S. Bankruptcy Court in the District of Delaware. The Company’s Canadian subsidiary, Cooper-Standard Automotive Canada Limited, will seek relief under the Companies’ Creditors Arrangement Act in the Ontario Superior Court of Justice in Toronto, Ontario, Canada.

Certain of the Company’s current lenders have agreed to provide the Company with up to $175 million in debtor-in-possession (DIP) financing. The DIP financing is subject to approval of the U.S. and Canadian bankruptcy courts. The Company will use the funds, along with its current cash balance and future cash flow, to formulate and implement a restructuring plan and pay normal operating expenses, including employee wages and payments to suppliers.

The Company intends to continue operating “business as usual” during the reorganization process and anticipates no interruption in its supply to customers. The filings include all wholly-owned U.S. and Canada operations. The Company’s joint venture entities in the U.S. and around the world are not included in the filing. Cooper-Standard’s other foreign subsidiaries are not included in the filing and will not be impacted.

The Company has been engaged in negotiations with its lenders and other constituents regarding a consensual restructuring plan. Significant progress has been made in these negotiations and the Company is hopeful that it will reach agreement with its lenders and other constituents and be able to implement an agreement in the near term. Under the most recent proposal supported by holders of a majority of the Company’s senior secured debt, the Company’s balance sheet would be significantly deleveraged, as the Company would reduce its approximately $1.1 billion of bank and bond indebtedness to approximately $350 million. In addition, the lenders’ proposal contemplates an exit financing facility of $100 million to $150 million.

“Restructuring the Company’s balance sheet to align with the new automotive marketplace is the right decision at the right time,” said James S. McElya, Chairman and Chief Executive Officer of Cooper-Standard. “Today’s action will allow the Company to maintain its leadership position in the industry, preserve its business relationships and continue providing innovative technology to our customers. We expect to emerge from Chapter 11 a much stronger and more competitive Company.”

Cooper-Standard filed a variety of customary first day motions with the U.S. Bankruptcy Court in Delaware to enable it to continue business as usual during the restructuring, including requests to continue paying employee wages and benefits as usual.

The balance sheet restructuring follows an operational restructuring implemented in March 2009 that has enabled the Company to realize $47 million in annual savings.

Serving as lead restructuring advisors for Cooper-Standard are Fried Frank Harris Shriver & Jacobson LLP, Lazard Frères & Co. and Alvarez & Marsal.

More information about today’s announcement is available at www.cooperstandard.com. Additionally, the Company has set up a toll-free restructuring hotline at 888-329-3159.

About Cooper-Standard Automotive

Cooper-Standard Automotive Inc., headquartered in Novi, Mich., is a leading global automotive supplier specializing in the manufacture and marketing of systems and components for the automotive industry. Products include body sealing systems, fluid handling systems and NVH control systems, which are represented within the company’s two operating divisions: North America and International. Cooper-Standard Automotive employs approximately 16,000 people globally with more than 70 facilities throughout the world. For more information, visit the company’s Web site at: www.cooperstandard.com.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: the effects of the chapter 11 cases on the company; risks and uncertainties relating to approval by the Bankruptcy Court and the Canadian Court of the DIP financing; the ability to obtain court approval of motions in the chapter 11 proceedings from time to time; the ability to maintain contracts and suppliers and customer relationships; the ability to obtain exit financing; the ability of the company to develop, prosecute, confirm and consummate one or more plans of reorganization and to consummate the transactions contemplated thereby ; limitations on flexibility in operating business contained in the company’s debt agreements; the company’s dependence on the automotive industry; availability and cost of raw materials; the company’s dependence on certain major customers; competition in the industry; sovereign and other risks related to the company conducting operations outside the United States; the uncertainty of the company’s ability to achieve expected cost reduction savings; the company’s exposure to product liability and warranty claims; labor conditions; the company’s vulnerability to rising interest rates; the company’s ability to meet customers’ needs for new and improved products in a timely manner; the company’s ability to attract and retain key personnel; potential conflicts of interests between owners and the company; the company’s recent status as a stand-alone company; the company’s legal rights to its intellectual property portfolio; the company’s underfunded pension plans; environmental and other regulations; and the possibility that the company’s acquisition strategy will not be successful. There may be other factors that may cause the company’s actual results to differ materially from the forward-looking statement. Accordingly, there can be no assurance that Cooper-Standard Automotive will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which Cooper-Standard Automotive does not intend to update.